NEWS RELEASE


Media Contact:       Alan G. Symons         Analyst Contact:          Jeff Davis
                     President and CEO                       NatCity Investments
                     (317) 259-6302                               (317) 635-4551



FOR IMMEDIATE RELEASE

                        GORAN CAPITAL, INC.'S SUBSIDIARY
                        SYMONS INTERNATIONAL GROUP, INC.
                    COMPLETES ACQUISITION AND DEBT FINANCING

Toronto,  Ontario  (August  12 ,  1997) - Goran  Capital,  Inc.  (Toronto  Stock
Exchange: GNC) (NASDAQ/NM:GNCNF) a leading provider of crop, nonstandard automobile insurance and reinsurance, today announces that its subsidiary, Symons International Group, Inc. ("SIG"), has completed the acquisition of the remaining 48% interest in its nonstandard automobile insurance business and has also completed the $135,000,000 offering of Trust Preferred securities.

The Company today announces that SIG has successfully closed its $135,000,000 Offering of 30 year Trust Preferred Securities which carry a 9.5% coupon and are initially callable in 2007 and also bought the remaining interest in its nonstandard automobile division.

"We chose the Trust Preferred which are, in effect, thirty year bonds that bear tax deductible interest at 9.5% but affords SIG the ability to defer payment of interest for up to five years at any time. These debt instruments are gaining popularity with financial institutions because the rating authorities give a partial credit toward equity when rating the Trust Preferreds as opposed to pure debt. Most of the equity credit granted results from limited covenants and the ability to defer payment of interest for up to five years. The Trust Preferreds almost feel like equity without the diluted effect of equity," says company President and CEO, Alan G. Symons.

The proceeds of the $135,000,000 were used (i) to purchase the outstanding 48% to bring Symons International Group, Inc.'s ownership of the nonstandard operation up to 100%, (ii) to pay off outstanding term debt, (iii) the balance used to increase working and acquisition capital for Symons International Group, Inc. and pay the cost of the issue. The Trust Preferred issue was very well received and was oversubscribed by a ratio of 2:1, thus enabling the Company to draw down an additional $5,000,000 over the original intent of $130,000,000.

Goran Capital, Inc. of Toronto is primarily engaged in the nonstandard auto, crop insurance and reinsurance business and maintains active business licenses in Canada, 35 U.S. states and Barbados.

                 Anyone wishing further information may contact:
                                 Alan G. Symons
                      President and Chief Executive Officer
             Toronto (416) 594-1155 and Indianapolis (317) 259-6302